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                                                                     EXHIBIT 5.1

                                September 1, 2005


Cardiac Science Corporation.
3303 Monte Villa Parkway
Bothell, Washington 98021

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 5,238,734 shares of Common Stock, par value $0.001 (the "Shares"), of which (i) 661,690 Shares may be issued pursuant to outstanding options granted under the Quinton Cardiology Systems, Inc. 1998 Amended and Restated Equity Incentive Plan (the "Quinton 1998 Plan"); (ii) 862,105 Shares may be issued pursuant to outstanding options granted under the Quinton Cardiology Systems, Inc. 2002 Stock Incentive Plan (the "Quinton 2002 Plan") and up to an additional 1,474,981 Shares may be issued pursuant to the Quinton 2002 Plan; (iii) 881,948 Shares may be issued pursuant to the Quinton Cardiology Systems, Inc. 2002 Employee Stock Purchase Plan (the "Quinton ESPP"); (iv) 1,127,337 Shares may be issued pursuant to outstanding options granted under the Cardiac Science, Inc. 1997 Stock Option/Stock Issuance Plan (the "Cardiac Plan") and up to an additional 107,177 Shares may be issued pursuant to the Cardiac Plan; (v) 46,311 Shares may be issued pursuant to the Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Feroze Motafram (the "Motafram Agreement"); (vi) 57,889 Shares may be issued pursuant to the Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Atul Jhalani (the "Jhalani Agreement"); and (vii) 19,296 Shares may be issued pursuant to the Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Allan Criss (the "Criss Agreement"). The Quinton 1998 Plan, the Quinton 2002 Plan, the Quinton ESPP, the Cardiac Plan, the Motafram Agreement, the Jhalani Agreement and the Criss Agreement are referred to collectively herein as the "Plans."

         Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued by the Company pursuant to the Plans, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the applicable Plan, and the receipt of consideration therefor in accordance with the terms of the applicable Plan, such Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              /s/ Perkins Coie LLP